Exhibit 99.1

Univision Communications Inc.
1999 Avenue of the Stars Suite 3050
Los Angeles, California 90067
(310) 556-7676

June 26, 2006

Directors and Executive Officers of
Univision Communications Inc.

In light of the possible strategic transaction Univision Communications Inc. (the “Company”) is contemplating, this notice is hereby given pursuant to Regulation BTR that, as of June 21, 2006, the Company has temporarily suspended all purchases, sales, or other acquisitions or transfers of an interest in any Company common stock held in its 401(k) retirement plan as well as all other transactions in the Company’s equity securities. Unless I notify you otherwise, such suspension will apply for directors and executive officers until our next regular quarterly window opens after our second quarter earnings release as set forth in our insider trading policy.

As of June 21, 2006, while the Company had not entered into such a transaction, the Company determined it advisable to suspend trading in the Company’s equity securities to prevent any possibility of trading on material non-public information. Due to events beyond the reasonable control of the Company, this notice is being sent as soon as practicable after suspension.

For further information whether the blackout period has expired, or other inquiries with respect to the blackout period, please feel free to contact me without charge at the above address and telephone number.

The criminal and civil penalties that could be imposed upon directors and executive officers who violate the suspension and related insider trading rules could be severe.

We therefore request that you contact me at the above number before engaging in any transaction involving Company stock or derivatives based on the Company’s stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.

Very truly yours,

/s/ C. Douglas Kranwinkle
C. Douglas Kranwinkle
Executive Vice President and General Counsel